Exhibit 10.2

FIRST AMENDMENT TO AGREEMENT

      This First Amendment to Agreement (this “Amendment”), dated as of May 6, 2005, is entered into by and between Input/Output, Inc., a corporation organized under the laws of Delaware (together with its successors, the “Company”), and Fletcher International, Ltd., a company organized under the laws of Bermuda (together with its successors, “Fletcher”).

RECITALS

      WHEREAS, Fletcher and the Company are parties to an Agreement dated as of February 15, 2005 (the “Original Agreement”);

      WHEREAS, Section 20(i) of the Original Agreement provides that the Original Agreement may be amended, modified or supplemented in any and all respects only by a written instrument signed by Fletcher and the Company;

      WHEREAS, Fletcher and the Company desire to amend the Original Agreement as set forth herein;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties set forth herein and upon the terms and subject to the conditions set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. Amendment. The parties agree that this Amendment is intended to amend and modify the Original Agreement.

      1.1 The parties agree to delete the second and third sentence of Section 5(a) of the Original Agreement and replace them with the following:

“Pursuant to the preceding sentence, the Company shall register pursuant to such Initial Registration Statement not less than the number of shares of Common Stock equal to seven million, five hundred thousand (7,500,000) (the “Registrable Number”). Upon the issuance of Additional Preferred Shares or if at any time the number of Common Shares issuable upon conversion or, if larger, redemption of, all issued and outstanding Series D Preferred Shares plus the number of shares potentially issuable as dividends for the following five years exceeds the number of Common Shares registered at that time pursuant to a Registration Statement (a “Registration Deficiency”), (I) the Registrable Number shall increase (up to a maximum of fifteen million, seven hundred twenty-four thousand, three hundred and six (15,724,306)) to equal (x) in the case of an issuance of Additional Preferred Shares, the sum of the Registrable Number in effect immediately before such increase plus a good faith estimate of the maximum number of shares of Common Stock potentially issuable with respect to such Additional Preferred Shares as payment of future dividends and pursuant to conversion or redemption assuming (i) a 3-month LIBOR rate as of a date within five (5) Business Days of such issuance, (ii) the Prevailing Market Price (as defined in the Certificate of Rights and Preferences and Subsequent Certificates of Rights and Preferences) as of a date within five (5) Business Days of such issuance, (iii) seven years of dividends, and (iv) Section 6(b) does not apply or (y) in the case of a Registration Deficiency, the sum of the number of Common Shares registered pursuant to a Registration Statement plus a good faith estimate of the Registration Deficiency assuming (i) a 3-month LIBOR rate as of a date within five (5) Business Days of such Registration Deficiency, (ii) the Prevailing Market Price as of a date within five (5) Business Days of such Registration Deficiency, (iii) seven years of dividends, and (iv) Section 6(b) does not apply, and (II) the Company shall, at its own expense and as promptly as practicable after (and in no event later than fifteen (15) Business Days after and excluding) each Subsequent Closing Date, file a registration statement or, if permitted by the rules and regulations of the SEC, file a supplement to the prospectus contained in the Initial Registration Statement (each such registration statement or prospectus supplement, together with all amendments and supplements thereto and any replacement registration statement with respect thereto or with respect to the Common Shares covered thereby, a “Later Issuance Registration Statement”)) covering the resale of the new Registrable Number (as described in subsection (I) above) of shares of Common Stock, containing a prospectus that includes shares of Common Stock that may have been previously registered on an earlier Registration Statement pursuant to Rule 429 under the Securities Act; provided, however, that if the Company is unable to file a Later Issuance Registration Statement on or before the fifteenth Business Day after and excluding a Subsequent Closing Date solely due to the Company’s inability to satisfy the conditions set forth in subsection (c)(2) or (c)(3) of Rule 3-01 under Regulation S-X (which inability is not the result of the Company’s failure to timely file when due any document or report with the SEC, including any annual report on Form 10-K or quarterly report on Form 10-Q), then the Company shall be permitted to file such Later Issuance Registration Statement as promptly as practicable after the Company is able to comply with the requirements of Rule 3-01 of Regulation S-X (but in no event later than seventy-five (75) days after the end of the fiscal year of the Company ended most recently before such Subsequent Closing Date).”

      1.2 The parties agree to delete the introductory language in Section 5(h) of the Original Agreement and replace them with the following:

“In addition to any other remedies available to Fletcher under this Agreement or at law or equity, if any Registration Statement has not been declared effective by the Required Registration Date or such Registration Statement is not available with respect to all Covered Securities (regardless of whether the Registrable Number is then registered) at any time on or after the Required Registration Date (except during a Blackout Period permitted under Section 5(f)) the Company shall cause to be wire transferred to an account specified by Fletcher on the last Business Day of each month an amount, in immediately available United States funds, equal to:”

      2. Original Agreement Continues. Other than as amended by this Amendment, the Original Agreement shall continue in full force and effect.

      3. Miscellaneous. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York. The parties may execute and deliver this Amendment as a single document or in any number of counterparts, manually, by facsimile or by other electronic means, including contemporaneous xerographic or electronic reproduction by each party’s respective attorneys. Each counterpart shall be an original, but a single document or all counterparts together shall constitute one instrument that shall be the agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day and year first written above.

INPUT/OUTPUT, INC.

By:	/s/ J. MICHAEL KIRKSEY
Name:	J. Michael Kirksey
Title:	EVP & CFO

FLETCHER INTERNATIONAL, LTD.,

By:	/s/ PETER ZAYFERT
Name:	Peter Zayfert
Title:	Authorized Signatory

By:	/s/ PATRICK HUVANE
Name:	Patrick Huvane
Title:	Authorized Signatory